Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in Amendment No. 1 to the Registration Statement (Form S-4 No. 333-257188) and related Prospectus of Royalty Pharma plc for the registration of its senior notes and to the inclusion and the incorporation by reference therein of our report dated February 24, 2021, with respect to the consolidated financial statements of Royalty Pharma plc, included in its Annual Report (Form 10-K) for the year ended December 31, 2020, filed with the Securities and Exchange Commission.

/s/ Ernst & Young

Dublin, Ireland

July 01, 2021